Filed Pursuant to Rule 424(b)(5)

File Number: 333-110437

$630,153,200

GMAC MORTGAGE CORPORATION

Seller and Servicer

GMACM MORTGAGE LOAN TRUST 2004-AR1

Issuer

Residential Asset Mortgage Products, Inc.

Depositor

GMACM Mortgage Pass-Through Certificates, Series 2004-AR1

Supplement dated May 4, 2004

to

Prospectus Supplement dated April 27, 2004

to

Prospectus dated December 17, 2003

Capitalized terms used in this supplement are defined in the prospectus supplement dated April 27,2004, to which this supplement is attached.

The prospectus supplement is hereby revised as follows:

On page S-147 of the prospectus supplement, the last bullet point following the fourth paragraph under the heading “Certain Yield and Prepayment Considerations—Class M-2 and Class M-3 Certificate Yield Considerations” is replaced in its entirety by the following:

•	the purchase prices of the Class I-M-2, Class I-M-3, Class II-M-2 and Class II-M-3 Certificates will be approximately $3,177,177.88, $1,692,962.18, $945,444.38 and $562,925.91, respectively, which in each case includes accrued interest.

On page S-154 of the prospectus supplement, the first sentence of the fourth paragraph under the heading “Material Federal Income Tax Consequences” is replaced in its entirety by the following:

“For federal income tax purposes, the Class I-M-3 Certificates will, the Class II-M-1, Class II-M-2 and Class II-M-3 Certificates may, and all other classes of offered certificates will not, be treated as having been issued with original issue discount.”

This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days following the date hereof.

Bear, Stearns & Co. Inc.

GMAC RFC Securities

RBS Greenwich Capital

May 4, 2004